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                                                                    Exhibit 10.3

                         SEVERANCE AGREEMENT AND RELEASE

        The employment of Kevin Fink ("Executive") with N2H2, Inc. ("Employer"), is being terminated. Executive and Employer desire to settle and resolve all possible disputes between them growing out of Executive's employment or termination of employment, and it is therefore agreed as follows:

        1. CONFIDENTIALITY OF AGREEMENT; AGREEMENT NOT ADMISSION. Executive and Employer agree to keep this Severance Agreement and Release ("Agreement") confidential, except insofar as disclosure may be required for legal or business reasons. This Agreement is not an admission by Employer that it (or any of its employees) has violated any law or failed to fulfill any duty to Executive. This Agreement is not an admission by Executive that he has violated any law or failed to fulfill any duty to Employer.

        2. TERMINATION OF EMPLOYMENT. Employer and Executive agree that Executive's employment is terminated by Employer, without cause, effective June 15, 2001 ("Effective Date"). Employer agrees not to contest any application for unemployment insurance benefits that Executive may file with the Washington Employment Security Department, except to the extent Executive may make materially false statements therein. Employer agrees that a statement therein to the effect that Executive was discharged by Employer as a part of a reduction in force is not materially false.

        3. RESIGNATIONS. On the Effective Date, Executive will be deemed to have resigned as the Chief Technology Officer of Employer.

        4. SEVERANCE. In full consideration and in return for Executive's release herein, Employer agrees to (i) pay Executive severance equal to six (6) weeks' base salary plus base salary in lieu of 225.05 hours of unused vacation, subject to lawful deductions, payable on the fifteenth day after this Agreement is signed by Executive and delivered to Employer and (ii) restructure Executive's loan from Employer pursuant to the terms set forth in the Promissory Note attached hereto as Exhibit A (the "Note").

        5. COMPANY PROPERTY. As part of the severance package and in return for Executive's release herein, Executive shall also be entitled to retain the computer server and related equipment that was located in his home office while employed by Employer.

        6. EXECUTIVE'S WAGES. Executive acknowledges that he has received his regularly scheduled base salary through the Effective Date, subject to lawful deductions. Executive acknowledges that no additional wages are due from Employer.

        7. RETURN OF RECORDS, CONFIDENTIAL INFORMATION AND PROPERTY. Except as otherwise provided in Section 5 above and the next sentence, Executive agrees that within three months of the Effective Date, Executive will return to Employer all property and equipment furnished to or prepared by Executive in the course of or incident to Executive's employment by Employer, including, without limitation, the Sony laptop computer and Ricochet modem.

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Executive also agrees to return all Confidential Information (as that term is defined under Section 7 of the Executive Employment Agreement between Executive and Employer dated December 11, 2000 ("Employment Agreement")) in accordance with Section 7(c) of the Employment Agreement.

        8. MUTUAL RELEASE. Executive accepts Employer's undertakings in this Agreement as full settlement of, and hereby releases, any and all claims, known or unknown, arising out of or related to Executive's employment with Employer, or its termination. Employer accepts Executive's undertakings in this Agreement as full settlement of, and hereby releases, any and all claims, known or unknown, arising out of or related to his employment with Employer and, except to the extent of Executive's liability under the Note, any liability of Executive to Employer on account of loans or advances made by Employer to or for the benefit of Executive. Simultaneously with the execution of this Agreement, Employer agrees to deliver to Executive the originals of all promissory notes (other than the Note) made by Executive to Employer. The release by Executive includes, but is not limited to, any claims for damages or attorneys' fees, lost salary, lost benefits or stock options, and specifically includes, but is not limited to, claims under the Age Discrimination in Employment Act ("ADEA"). These claims are examples, not a complete list, of the released claims, as it is the parties' intent that Executive release any and all claims, of whatever kind or nature, in exchange for the severance arrangement set forth in Section 4 above. Executive realizes this constitutes a full and final settlement of any and all such claims, and except for obligations arising under this Agreement, this Agreement releases Employer and any related companies (and their owners, officers, employees, successors, assigns, and anyone else against whom Executive could assert a claim based on Executive's experiences as an employee of Employer or Executive's termination as an employee) from any further liability to Executive (or to anyone else Executive has power to bind in this settlement) in connection with such claims.

        9. NON-DISPARAGEMENT. Executive agrees that neither he, nor anyone acting on his behalf, will make any negative, derogatory, or disparaging statements, whether oral or written, regarding Employer. Employer agrees that neither it, nor anyone acting on its behalf, will make any negative, derogatory, or disparaging statements, whether oral or written, regarding Executive.

        10. SURVIVAL. Notwithstanding any other provision of this Agreement, Executive acknowledges and agrees that termination of his employment with Employer will not terminate or otherwise affect his obligations under: (i) Sections 7, 8 and 9 of the Employment Agreement; and (ii) the restrictive covenants set forth in Section 9 of the Employment Agreement.

        11. GENERAL. This Agreement (i) contains the entire understanding of the parties with respect to the subject matter covered, except for Executive's obligations under Sections 7, 8 and 9 of his Employment Agreement; (ii) supersedes all prior or contemporaneous understandings, except for Executive's obligations under Sections 7, 8 and 9 of his Employment Agreement; (iii) may only be amended in a written instrument signed by both parties; and (iv) shall be governed by the laws of the State of Washington. The parties each warrant that they are the true parties in interest, and fully authorized to execute this Agreement.


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        12. KNOWING AND VOLUNTARY WAIVER. Executive acknowledges that he has been advised to consult with an attorney, and has had the opportunity to do so, before signing this Agreement, which Executive has been given reasonable time to consider, and which Executive may revoke within seven (7) days after signing.

        13. STOCK OPTION. The stock option granted pursuant to Section 4(g) of the Employment Agreement (the "Stock Option") shall vest on December 11, 2001 and will be exercisable until December 11, 2003. Executive further agrees that any proceeds from the sale of the shares acquired pursuant to the exercise of the Stock Option shall be used to prepay the Note to the extent any amounts remain unpaid thereunder (whether or not then due under its terms).

Dated:  June 20, 2001                    /s/ Kevin Fink
                                         -----------------------------
                                         Kevin Fink

Dated:  June 20, 2001                    N2H2, INC.


                                         By /s/ Philip Welt
                                            ------------------------------
                                            Philip Welt, President and CEO


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                                    EXHIBIT A

                                 PROMISSORY NOTE

$291,826.80                                                 Seattle, Washington
                                                                   June 15, 2001

The undersigned, Kevin Fink ("MAKER"), promises to pay to N2H2, Inc. or order (collectively, "HOLDER"), the principal sum of Two Hundred Ninety-One Thousand, Eight Hundred Twenty-Six Dollars and Eighty Cents ($291,826.80), in lawful money of the United States of America, all as hereinafter provided and upon the following agreements, terms and conditions.

            Interest Rate. The entire principal balance of this Note shall bear simple interest from the date of this Note until this Note is fully paid at the rate of six and seven-eighths percent (6.875%) per annum.

            Payments. Maker shall repay this Note by making monthly payments of principal and interest in the amount of $2,241.11 commencing on July 30, 2001, and continuing on the last day of each succeeding calendar month until the Note is paid in full. The Note may be paid in full or in part at any time or from time to time without penalty, but partial prepayment of this Note shall not reduce the amount of the monthly payment Maker is required to make under the preceding sentence. Upon a "Change in Control" of the Holder, as defined below, the entire principal balance of this Note plus all accrued but unpaid interest shall be deemed fully paid. "Change in Control" shall mean (i) the consummation of a merger or consolidation of the Holder with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Holder immediately prior to such merger, consolidation or other reorganization, or (ii) the sale, transfer or other disposition of all or substantially all of the Holder's assets.

            Place of Payment. All payments pursuant to this Note shall be made to Holder at 900 Fourth Avenue, Suite 3600, Seattle, Washington 98164, or such other address as Holder may hereafter designate from time to time.

            Default; Default Interest. If Maker fails to pay this Note in strict accordance with its terms, or if Maker otherwise defaults under this Note, and such failure or default is not cured within 10 days following Holder's delivery to maker of written notice of default, this Note shall bear interest from the date of default by Maker until the default is fully cured at a default interest rate ("Default Rate") equal to sixteen percent (16%) per annum and at the option of Holder, this entire Note shall become immediately due and payable.

            Applicable Law. This Note shall be construed in accordance with and governed by the laws of the State of Washington.

            Successors and Assigns. This Note shall inure to the benefit of Holder and any successor or assignee of Holder. This Note shall be binding upon Maker and Maker's successors, assignees, personal representatives and heirs.


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            Costs and Expenses. Maker shall pay all costs and expenses which
Holder may incur in connection with this Note because of Maker's default, including, without limitation, the following costs: (a) reasonable attorneys' fees for legal services incurred by Holder in connection with any default by Maker relating to any determination of any rights or remedies of Holder; and (b) reasonable attorneys' fees for any actions, proceedings, reviews or appeals therefrom which Holder may institute or in which Holder may appear or participate.

            Liability. Maker hereby waives demand, presentment for payment, notice of intention to accelerate the maturity, protest and notice of protest and nonpayment. Maker hereby further agrees that none of the following events (with or without notice) shall diminish, impair or otherwise affect his liability with respect to this Note: (a) any modification or extension of the terms of this Note; or (b) any release of any party liable pursuant to this Note.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.


                                        /s/ Kevin Fink
                                        ----------------------------
                                        Kevin Fink, Maker


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